Exhibit 99.1

Power REIT Announces Fourth Quarter and Full Year 2021 Results – Net Income Per Share Increased 42%

Core FFO Per Common Share Increased 44%

Old Bethpage, New York, April 1, 2022 (GLOBE NEWSWIRE) Power REIT (NYSE-AMEX: PW and PW.PRA) (“Power REIT” or the “Trust”), with a focused “Triple Bottom Line” strategy and a commitment to people, planet, and profit, today announced that it is providing an update that includes highlights of the Trust’s financial and operating results for the three and twelve months ended December 31, 2021.

FINANCIAL HIGHLIGHTS

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

Revenue	$1,785,809	$1,394,613	$8,457,914	$4,272,709

Net Income Attributable to Common Shareholders	$670,730	$863,970	$4,491,656	$1,891,644
Net Income per Common Share (basic)	0.21	0.42	1.41	0.99

Core FFO Available to Common Shareholders	$1,115,079	$973,578	$6,139,903	$2,560,225
Core FFO per Common Share	0.35	0.51	1.93	1.34

Growth Rates:
Revenue	28%		98%
Net Income Attributable to Common Shareholders	-22%		137%
Net Income per Common Share (basic)	-49%		42%
Core FFO Available to Common Shareholders	15%		140%
Core FFO per Common Share	-31%		44%

During the year, Power REIT deployed all of the approximately $37 million of the capital raised in the Rights Offering which was completed in February 2021. During the fourth quarter of 2021, the Trust reported a Quarterly FFO Per Share of $0.35. During the fourth quarter, the Trust recorded two one-time write-offs for the termination of leases with Cloud Nine LLC and The Grail Project LLC. Additionally, straight-line rent for the Michigan property starting in Q4 2021 was omitted from straight-line rent and created a one-time write-off to adjust for the straight-line that was recorded during the third quarter of 2021. These three one-time adjustments combined reduced FFO by $0.16 per share. We anticipate resuming straight-line rent for the Michigan property once there is a clearer sense of timing with respect to licensing and commencement of operations. Had the straight-lined rent for the Michigan property been included in the fourth quarter 2021 calculation, the incremental FFO would add approximately $0.38 per share per quarter. On an adjusted basis, if we did not make these three one-time adjustments, and did not omit straight-line rent from the Michigan property in Q4, our Quarterly FFO Per Share for the fourth quarter of 2021 would have been $0.89.

Commenting on the Trust’s financial and operating results, David Lesser, Chief Executive Officer stated, “We are pleased with our external growth activity last year. We invested approximately $48 million in 9 greenhouse properties primarily from the funds generated through our non-dilutive rights offering completed in February of 2021. These acquisitions are consistent with our business strategy that we commenced in 2019, positioning ourselves as an emerging technology company that focuses on real estate for greenhouse plant cultivation. With a focus on environmental sustainability across our entire platform, greenhouses provide superior sustainable farming alternatives for the future. Our goal moving into 2022 and beyond is to continue our growth efforts and generate long-term cash flow from our portfolio.”

Mr. Lesser concluded, “From an earnings perspective, we increased our Core FFO per common share by 44% year over year. We remain confident in our long-term strategy that greenhouses provide the most economically and environmentally sustainable path for cultivation and focused on managing our existing portfolio in lockstep with accretive acquisitions.”

PORTFOLIO

Power REIT’s portfolio currently comprises:

●	21 Controlled Environment Agriculture (CEA) properties (greenhouses) totaling more than 1,000,000 square feet;
●	7 solar farm ground leases totaling 601 acres; and
●	112 miles of railroad property.

During 2021 the Trust acquired 9 greenhouse properties at an average unlevered yield of approximately 18%. This is indicative of the current market conditions where the Trust seeks to acquire and expand its greenhouse portfolio.

LEASING ACTIVITY

PSP – Tamarack 13 and 14

On August 11, 2021, our wholly owned subsidiary, PW CO CanRe MF LLC (“CanRe MF”), filed a breach of contract claim against PSP Management LLC (“PSP”) related to the lease (the “PSP Lease”) for property (the MF Property) owned by CanRe MF. As a result, PSP was evicted on November 1, 2021. Currently, this space is being marketed to a variety of prospective tenants.

Golden Leaf Lane – Maverick 5

On November 5, 2021, our wholly owned subsidiary, PW CO CanRe Mav 5 LLC (“CanRe Mav 5”), terminated its lease (the “OCG Lease”) with Original Cannabis Growers of Ordway LLC (“OCG”) which was executed on March 19, 2020. On November 5, 2021, Green Leaf Lane LLC (“Green Leaf”) signed a 20-year lease with 2, 5-year renewal options at an Unleveraged FFO Yield of 18.5%. Construction was complete at the property and Green Leaf was able to commence cultivation immediately.

The Sandlot – Tamarack 4 and 5

On December 8, 2021, our wholly owned subsidiary, PW CO CanRE Grail, LLC (“CanRE Grail”), terminated its lease (the “Grail Lease”) with The Grail Project LLC (“Grail”) which was executed on January 1, 2021. On January 1, 2022, The Sandlot LLC (“Sandlot”) signed a 20-year lease with 4, 5-year renewal options at an Unleveraged FFO Yield of 18.6%. Sandlot will complete the remaining construction and improvements at the property.

STRATEGIC ALLIANCE

In 2021, Power REIT embarked on a strategic alliance with Millennium Sustainable Ventures Corp. (“MILC”) (ticker: MILC). The goal of the strategic alliance was to create a more scalable operating and acquisition platform between the two public companies of which David Lesser is CEO. The Trust’s Declaration permits this type of business relationship, and going forward, a majority of the members of the Special Committee – Related Party Transactions, which is comprised entirely of independent trustees must approve Power REIT’s involvement in any transactions related to MILC to address any inherent conflicts of interest between Power REIT, MILC, and their CEO, Mr. Lesser or his affiliates. The Trust believes that this alleviates any unilateral decisions made by Mr. Lesser and/or his affiliates. These potential risk factors, or conflicts of interest are outlined in detail in both companies’ public filings. Further, both companies also have favorable governance structures with a non-insider ratio of 4:1 at Power REIT and a 3:1 ratio at MILC.

CAPITAL MARKETS ACTIVITY

Cash and Cash Equivalents totaled approximately $3.2 million as of December 31, 2021, a decrease of approximately 2.4 million from December 31, 2020. The primary use of cash was for working capital requirements and investment activities including $30.9 million paid for land and greenhouse cultivation facilities with $11.2 paid for construction and improvements for these facilities.

On December 21, 2021, Power REIT obtained a $20 million debt facility which has a 12-month draw period before converting to a five-year term loan. The interest rate on the debt facility is 5.42%, which creates a meaningful investment spread based on the yields Power REIT is investing at.

On June 21, 2021, the SEC declared Power REIT’s shelf registration effective. Power REIT continues to focus on non-dilutive capital to fund its growth including debt alternatives and potentially the issuance of Preferred Stock.

On February 5, 2021, Power REIT closed on its Rights Offering, generating proceeds of approximately $37 million and issued an additional 1,383,394 common shares. Through this investor friendly, shareholders of record as of December 28, 2020, were offered the opportunity to purchase additional shares at $26.50 per share

On February 3, 2021, Power REIT issued 192,308 additional shares of Power REIT’s Series A Preferred Stock (ticker: PW.PRA) as part of a transaction to acquire a property located in Riverside County, CA (the “Canndescent Property”) through a newly formed wholly owned subsidiary (“PW Canndescent”).

DISTRIBUTIONS

During the twelve months ended December 31, 2021, the Trust paid quarterly dividends of approximately $653,000 ($0.484375 per share) on Power REIT’s 7.75% Series A Cumulative Redeemable Perpetual Preferred Stock.

UPDATED INVESTMENT PRESENTATION

Power REIT has posted an updated investor presentation which is available using the following link: https://www.pwreit.com/investors

STATEMENT ON SUSTAINABILITY

Power REIT owns real estate related to infrastructure assets including properties for Controlled Environment Agriculture facilities with a focus on greenhouses, Renewable Energy and Transportation.

CEA facilities in the form of greenhouses, provide an extremely environmentally friendly solution, which consume approximately 70% less energy than indoor growing operations that do not benefit from “free” sunlight. greenhouses use 90% less water than field grown plants, and all of Power REIT’s greenhouse properties operate without the use of pesticides and avoid agricultural runoff of fertilizers and pesticides. These facilities cultivate medical Cannabis, which has been recommended to help manage a myriad of medical symptoms, including seizures and spasms, multiple sclerosis, post-traumatic stress disorder, migraines, arthritis, Parkinson’s disease, and Alzheimer’s.

Renewable Energy assets are comprised of land and infrastructure associated with utility scale solar farms. These projects produce power without the use of fossil fuels thereby lowering carbon emissions. The solar farms produce approximately 50,000,000 kWh of electricity annually which is enough to power approximately 4,600 homes on a carbon free basis.

Transportation assets are comprised of land associated with a railroad, an environmentally friendly mode of bulk transportation.

ABOUT POWER REIT

Power REIT, with a focus on the “Triple Bottom Line” and a commitment to people, planet and profit, is a specialized real estate investment trust (REIT) that owns sustainable real estate related to infrastructure assets including properties for Controlled Environment Agriculture, Renewable Energy and Transportation. Power REIT is actively seeking to expand its real estate portfolio related to Controlled Environment Agriculture in the form of greenhouses for the cultivation of food and cannabis.

Additional information about Power REIT can be found on its website: www.pwreit.com

Cautionary Statement About Forward-Looking Statements

This document includes forward-looking statements within the meaning of the U.S. securities laws. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume”, “seek” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained in this document regarding our future strategy, future operations, future prospects, the future of our industries and results that might be obtained by pursuing management’s current or future plans and objectives are forward-looking statements. You should not place undue reliance on any forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date of the filing of this document. Over time, our actual results, performance, financial condition or achievements may differ from the anticipated results, performance, financial condition or achievements that are expressed or implied by our forward-looking statements, and such differences may be significant and materially adverse to our security holders.

Contact:

David H. Lesser, Chairman & CEO	Mary Jensen, Investor Relations
dlesser@pwreit.com	mary@irrealized.com
917-881-3142	310-526-1707

301 Winding Road Old Bethpage, NY 11804
www.pwreit.com